Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Alexion Pharmaceuticals, Inc. Leonard Bell, M.D. Chief Executive Officer (203) 272-2596	Rx Communications Patricia Garrison (Scientific Media) (917) 322-2567 Rhonda Chiger (Investors) (917) 322-2569	Noonan/Russo Robert Stanislaro (Business and Financial Media) (212) 845-4268

Alexion Reports Phase III Results for PRIMO-CABG2 Study

— Conference call scheduled for November 23, 2005 at 9:00 a.m. Eastern —

Cheshire, CT., November 23, 2005 – Alexion Pharmaceuticals, Inc. (Nasdaq: ALXN) today reported results from its Phase III PRIMO-CABG2 clinical trial with pexelizumab. The results show that the drug reduced the primary endpoint, but did not meet the pre-specified threshold for statistical significance. The primary endpoint was the combined incidence of nonfatal myocardial infarction (heart attack) or death through 30 days following coronary artery bypass graft (CABG) surgery in moderate-to-high risk patients.

Pexelizumab, a terminal complement inhibitor, is a monoclonal antibody fragment that inhibits complement-mediated tissue damage. The Phase III trial titled Pexelizumab for Reduction of Infarction and Mortality in Coronary Artery Bypass Graft Surgery 2 (PRIMO-CABG2), included approximately 4,250 patients, and compared the safety and efficacy of pexelizumab against that of placebo in reducing heart attack and death following CABG surgery with or without concomitant valve surgery. Alexion expects that the trial results will be presented at an upcoming scientific meeting. The trial was conducted at approximately 250 U.S. and international study sites, and was sponsored jointly by Alexion and Procter and Gamble Pharmaceuticals.

“We are clearly disappointed that pexelizumab did not meet its primary endpoint in PRIMO-CABG2,” said Leonard Bell, M.D., Chief Executive Officer of Alexion. “We look forward to completing an analysis of the data and obtaining a more in-depth understanding of these results.”

Alexion is assessing the implications of the results of PRIMO-CABG2 on its second international pivotal phase III study of pexelizumab, the APEX-AMI trial, which is investigating the benefits of using pexelizumab in patients experiencing a heart attack who are treated with primary percutaneous coronary intervention (PCI), or angioplasty. The APEX-AMI trial has enrolled over 3,000 patients at more than 300 U.S. and international study sites.

Alexion remains on track to complete treatment in the TRIUMPH Phase III pivotal trial with its lead drug candidate eculizumab in the orphan blood disorder Paroxysmal Nocturnal Hemoglobinuria (“PNH”). Alexion expects topline results from TRIUMPH during the first quarter of 2006.

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Conference Call Information

Alexion will host a conference call to discuss matters mentioned in this release. The call is scheduled for Wednesday, November 23 at 9:00 a.m., Eastern Time. To participate in this call, dial 913-981-5532, confirmation code 9268504, shortly before 9:00 a.m., Eastern Time. A replay of the call will be available for a limited period following the call, beginning at noon on November 23 and ending at midnight on Tuesday, November 29. The replay number is 719-457-0820, confirmation code 9268504.

About Alexion (NASDAQ:ALXN)

Alexion is engaged in the discovery and development of therapeutic products aimed at treating patients with a wide array of severe disease states, including hematologic and cardiovascular disorders, autoimmune diseases and cancer. Alexion’s two lead product candidates, pexelizumab and eculizumab, are currently undergoing evaluation in several clinical development programs, including two Phase III trials of eculizumab for the treatment of paroxysmal nocturnal hemoglobinuria (PNH), a Phase III trial of pexelizumab in coronary artery bypass graft (CABG) surgery patients undergoing cardiopulmonary bypass (trial completed), and a Phase III trial of pexelizumab in acute myocardial infarction (AMI) patients. The pexelizumab trials are conducted in collaboration with Procter & Gamble Pharmaceuticals. Under the Special Protocol Assessment process, the FDA has agreed to the design of protocols for the Phase III pexelizumab trials that could, if successful, serve as the primary basis of review for approval of licensing applications for the two indications. Preliminary results from the phase III trial of pexelizumab in CABG patients indicate that the trial is unlikely to support filing for licensing approval of pexelizumab in the CABG indication. Also under the Special Protocol Assessment process, the FDA has agreed to the design of protocols for the two trials of eculizumab in PNH patients that could, if successful, serve as the primary basis of review for approval of a licensing application for eculizumab in the PNH indication. Eculizumab has also been studied in rheumatoid arthritis and membranous nephritis. Alexion is engaged in discovering and developing a pipeline of additional antibody therapeutics targeting severe unmet medical needs, through its wholly owned subsidiary, Alexion Antibody Technologies, Inc. This press release and further information about Alexion Pharmaceuticals, Inc. can be found on the World Wide Web at: http://www.alexionpharm.com.

This news release contains forward-looking statements, including statements regarding additional analysis of the PRIMO-CABG2 data and the expected timing of completion and announcement of results from the Phase III Triumph clinical trial. Forward-looking statements are subject to factors that may cause Alexion’s results and plans to differ from those expected, including delays in completion of ongoing clinical trials, delays in completion of analysis of clinical trial results, timing and evaluation by regulatory agencies of the results of this and other clinical trials, the results of pre-clinical or clinical studies (including termination or delay in clinical programs), the need for additional research and testing, delays in arranging satisfactory manufacturing capability, inability to acquire funding on timely and satisfactory terms, delays in developing or adverse changes in commercial relationships, the possibility that results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, dependence on Procter & Gamble Pharmaceuticals for development and commercialization of pexelizumab, the risk that third parties won’t agree to license any necessary intellectual property to us on reasonable terms, and a variety of other risks set forth from time to time in Alexion’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Alexion’s Annual Report on Form 10-K for the year ended July 31, 2005 and in our other filings with the Securities and Exchange Commission. P&GP retains the development rights and the termination rights discussed in Alexion’s Form 10-K referred to above. Alexion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof, except when a duty arises under law.

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